Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-187421, and Form S-8 Nos. 333-30943, 333-15627, 333-50519, 333-49410, 333-66296, 333-90172, 333-108290, 333-118642, 333-126337, 333-137599, 333-176895, 333-183597, 333-189452, 333-191080, 333-196275, 333-198012, 333-199795, 333-204583, 333-206029, 333-212163, 333-213032, 333-218472, 333-221290, 333-225388 and 333-226879) of our report dated May 21, 2019, relating to the consolidated financial statements of 8x8, Inc., and the effectiveness of internal control over financial reporting of 8x8, Inc., appearing in this Annual Report (Form 10-K) for the year ended March 31, 2019.

/s/ Moss Adams LLP
San Francisco, California
May 21, 2019